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                                                                                                  EXHIBIT 11

                             SCHOLASTIC CORPORATION

                COMPUTATION OF NET INCOME PER CLASS A, COMMON AND
                   CLASS A SHARE AND COMMON SHARE EQUIVALENTS

                    YEARS ENDED MAY 31, 1997, 1996, AND 1995
                   (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)

============================================================================================================
                                                                    1997              1996              1995
============================================================================================================

NET INCOME USED FOR PRIMARY EARNINGS PER SHARE .................    $ 0.4            $ 31.9          $ 38.6
Net interest savings from assumed conversion of
   Convertible Subordinated Debentures..........................      3.4               3.0              --
                                                                   ------            ------          ------
NET INCOME USED FOR FULLY DILUTED EARNINGS PER SHARE ...........    $ 3.8            $ 34.9          $ 38.6
                                                                   ======            ======          ======
Primary:
   Weighted average Class A and Common Shares
     outstanding................................................     16.0              15.8            15.5
Common Share equivalents arising from outstanding
   options computed on the treasury stock method................      0.4               0.4             0.7
                                                                   ------            ------          ------
PRIMARY CLASS A, COMMON AND CLASS A AND COMMON
   SHARE EQUIVALENTS OUTSTANDING ...............................     16.4              16.2            16.2
Fully diluted:
   Additional dilutive effect of outstanding options
        computed on the treasury stock method...................       --               0.0             0.1
   Assumed conversion of Convertible Subordinated
        Debentures..............................................      1.5               1.1              --
                                                                   ------            ------          ------
FULLY DILUTED CLASS A, COMMON AND CLASS A SHARE AND
   COMMON SHARE EQUIVALENTS OUTSTANDING ........................     17.9              17.3            16.3
                                                                   ======            ======          ======
PRIMARY EARNINGS PER SHARE .....................................   $ 0.02            $ 1.97          $ 2.38
                                                                   ======            ======          ======
FULLY DILUTED EARNINGS PER SHARE ...............................   $ 0.02(1)         $ 1.97(1)       $ 2.37
                                                                   ======            ======          ======
----------------
(1)  Fiscal  1997 and 1996 fully  diluted  earnings  per share is  antidilutive, therefore,  primary  earnings per share is  presented  on the  Consolidated
     Statement of Income.
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